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                                                                      EXHIBIT 99

              FACTORS POSSIBLY AFFECTING FUTURE OPERATING RESULTS

From time to time, Guidant Corporation (the Company) publishes forward-looking statements relating to anticipated financial performance, Guidant business development (mergers, acquisitions, etc.), Guidant's merger with Johnson & Johnson, product development and regulatory approval timelines, intellectual property matters, market developments and similar matters. A variety of factors could cause the Company's actual results to differ materially from those projected, including the following:

      1.    Product development and production factors, including:

            a. The difficulties and uncertainties inherent in new product development (including with respect to the Company's drug eluting stents), including products that appear promising during development but fail to reach the market or reach the market later than expected as a result of safety, performance or efficacy concerns, inability to obtain necessary regulatory approvals, unanticipated restrictions imposed on approved indications, excessive costs to manufacture or technological advances by competitors of the Company.

            b. Unexpected safety, performance or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

            c. Unexpected interruptions of manufacturing operations as a result of regulatory enforcement actions by the FDA, or other regulatory authorities or the unavailability of necessary components or materials used in manufacturing the Company's products.

      2. Litigation and other legal factors that could preclude commercialization of products, negatively affect the level of sales or profitability of existing products or otherwise affect the Company's reported results, including litigation of product liability matters, commercial, shareholder and patent litigation or regulatory enforcement actions (including any action with respect to the Company's Corporate Integrity Agreement with the Department of Health and Human Services), which could result in injunctions, the payment of royalties or other damages or penalties.

      3.    Competitive factors, including:

            a. The ability of the Company to obtain intellectual property rights sufficient to protect its products or the acquisition of patents by competitors that prevent the Company from selling a product or including key features in the Company's products.

            b. The introduction of new products or therapies (including products currently under development by the Company and others) or scientific or medical developments that render the Company's existing products less competitive.

      4. Domestic and international governmental factors including changes to laws and regulations, policies and judicial decisions that affect the regulation and reimbursement of medical devices, product liability, healthcare reform or tax laws.

      5. Healthcare industry factors, including increased customer demands for price concessions and inventory management, reductions in third-party (Medicare, Medicaid and other governmental programs, private healthcare insurance and managed care plans) reimbursement levels or refusals to provide reimbursement for procedures using

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            the Company's products. Customers may limit the number of
            manufacturers or vendors from which the customers will purchase products, which can result in the Company's exclusion from large hospital system, integrated delivery network or group purchasing organization contracts.

      6. Internal factors, such as retention of key employees, including sales employees, and changes in business strategies.

      7. Factors relating to the pending merger with Johnson & Johnson, including:

            a. Satisfaction of conditions to closing, including requirements for antitrust approvals, particularly in the United States and the European Union, Company shareholder approval of the merger, and other customary closing conditions, including the absence of any material adverse change in or effect on the Company prior to closing.

            b. Potentially adverse effects relating to the pendency of the transaction, including potential disruptions as management devotes attention to the merger, costs incurred relating to the transaction and any impact on long-term customer and business partner relationships while the transaction remains open.

      8. General economic factors, including changes in foreign currency exchange rates, interest rates and inflation.

      9. Other factors beyond the control of the Company, including earthquakes (particularly in light of the fact that the Company has significant facilities located near major earthquake fault lines), floods, fires, explosions or acts of terrorism or war, the outcomes of which may not be covered by insurance.

The Company does not undertake to update its forward-looking statements.

Item 1 further describes risks associated with manufacturing, patents, competition, regulation, third-party reimbursement and related matters.